                                                                   EXHIBIT 12.01


                       Fairchild Semiconductor Corporation

               Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)



                                                                     Fiscal Year Ended May
                                               ------------------------------------------------------------------

                                                1995      1996      1997      1998      1999          1999
                                               ------    ------    ------    ------    ------    ----------------
                                                                                                     Pro Forma
                                                                Historical                         as Adjusted
                                               ----------------------------------------------    ----------------
Earnings:
      Income (loss) before income taxes        $ 74.3    $ 72.3    $ 21.2    $ 42.6   $(107.9)       $(127.5)
      Interest expense                             --        --       9.3      44.7      60.5           79.9
      Interest portion of rental expense          1.0       1.6       1.7       3.2       4.2            4.2
                                               ------    ------    ------    ------    ------         ------
            Total earnings                     $ 75.3    $ 73.9    $ 32.2    $ 90.5    $(43.2)        $(43.4)
                                               ======    ======    ======    ======    ======         ======

Fixed charges:
      Interest expense                             --        --       9.3      44.7      60.5           79.9
      Interest portion of rental expense          1.0       1.6       1.7       3.2       4.2            4.2
                                               ------    ------    ------    ------    ------         ------
            Total fixed charges                $  1.0    $  1.6    $ 11.0    $ 47.9    $ 64.7         $ 84.1
                                               ======    ======    ======    ======    ======         ======

Ratio of earnings to fixed charges               75.3      46.2       2.9       1.9        --(1)          --(1)

(1) Earnings were inadequate to cover fixed charges by $107.9 million and $127.5 million, respectively, for the historical and Pro Forma as adjusted year ended May 30, 1999.